Exhibit (a)(1)(K)
Inversiones y Rentas S.A.
FOR IMMEDIATE RELEASE
For further information contact Rosita Covarrubias, CFO, Inversiones y Rentas S.A., rosita@irsa.cl
Inversiones y Rentas S.A. Announces Tender Offer For Up To 16,390,172 Outstanding Shares of Common Stock (including those represented by American Depositary Shares) of Compañía Cervecerías Unidas S.A.
May 19, 2021—Inversiones y Rentas S.A. (“IRSA”), a Chilean closely held corporation (sociedad anónima cerrada), today commenced a tender offer (the “Offer”) to purchase up to 16,390,172 issued and outstanding shares of common stock, no par value (the “Shares” and each a “Share”), of Compañía Cervecerías Unidas S.A., an open stock corporation (sociedad anónima abierta) organized under the laws of the Republic of Chile (the “Company”), from all holders, wherever located, and whether they currently hold such Shares in the form of Shares or American Depositary Shares (the “ADSs,” and each an “ADS”) of the Company (each representing two (2) Shares) for a purchase price of Ch$6,800 per Share (equivalent to Ch$13,600 per ADS), in cash, without interest (the “Tender Offer Price”), upon the terms and subject to the conditions of the Offer. The Offer is conducted in accordance with applicable United States securities laws and the 5th paragraph of Article 198 of Chilean Law No. 18,045. The Offer will be settled in the Bolsa de Comercio de Santiago, Bolsa de Valores by delivery of the Shares to the Chilean Share Tender Agent (as defined in the Offer to Purchase) against payment of the Tender Offer Price. The Tender Offer Price for the Shares represented by ADSs tendered to the ADS Tender Agent (as defined in the Offer to Purchase described below) that are accepted for payment pursuant to the Offer will also be paid by IRSA in Chilean pesos. However, IRSA has directed the U.S. Settlement Agent (as defined in the Offer to Purchase) to coordinate with the FX Agent (as defined in the Offer to Purchase) for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate (as defined in the Offer to Purchase), less distribution fees (as defined in the Offer to Purchase) and applicable withholding taxes, upon the terms and subject to certain conditions described in the Offer to Purchase.
IRSA’s offer to purchase will be filed with the Securities and Exchange Commission on Schedule TO and will be made by a formal offer to purchase (the “Offer to Purchase”) and related acceptance and transmittal forms, which will be mailed to all holders of the Company’s Shares and ADSs as of a recent date. Specific instructions and a complete explanation of the terms and conditions of the Offer will be in the Offer to Purchase and related materials.
IRSA currently owns Shares representing approximately 61.56% of the outstanding Shares of the Company. IRSA is seeking to acquire Shares pursuant to the Offer for investment purposes. If IRSA were to acquire all 16,390,172 Shares it seeks to acquire in the Offer, IRSA’s beneficial ownership of outstanding Shares would increase to approximately 66.0%.
The Offer and the corresponding tender withdrawal rights will expire at (i) in respect of Shares, including in the form of ADSs, tendered to the U.S. Share Tender Agent (as defined in the Offer to Purchase) or the ADS Tender Agent, 3:30 p.m., New York City time, on June 17, 2021 (the “Expiration Date”), and (ii) in respect of Shares tendered to the Chilean Share Tender Agent, 5:30 p.m., New York City time on the Expiration Date, or, in each case, such later time and date to which the Offer and the corresponding tender withdrawal rights are extended. Tenders of Shares (including Shares in the form of ADSs) must be made on or prior to the Expiration Date, and Shares (including those in the form of ADSs) tendered may be withdrawn at any time on or prior to the applicable time on the Expiration Date, unless extended in accordance with the terms of the Offer.
On the terms and subject to the conditions of the Offer, holders of the Company’s Shares and ADSs will have the opportunity to tender all or a portion of such securities. If holders tender more than 16,390,172 Shares, whether in the form of Shares or ADSs, proration of tendered Shares (including those in the form of ADSs) will be required, and IRSA will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares, proration for each holder tendering Shares (including those in the form of ADSs) will be based on the ratio of the total number of Shares (including those tendered in the form of ADSs) to be acquired pursuant to the Offer to the total number of Shares (including those tendered in the form of ADSs) properly tendered and not properly withdrawn by all holders. The actual number of Shares to be acquired will be the integer resulting from such ratio, which integer will equal the maximum number of Shares sought to be acquired in the Offer, with appropriate adjustments made among tendering holders in accordance with customary procedures. Due to the fact that each ADS represents two Shares, in case that the product of the application of the proration procedures described above results in a fractional number of ADSs, the proration factor to be applied to such ADSs will be adjusted in accordance with customary procedures to the one resulting in a number of whole ADSs (not in excess of the maximum number of Shares sought to be purchased in this Offer), and only those ADSs reflecting Shares accepted for purchase will be submitted by the ADS Tender Agent for cancellation by the ADS Depositary (as defined in the Offer to Purchase) in order to deliver the underlying Shares to the Chilean Share Tender Agent on the payment date. The preliminary results of any proration will be announced together with the announcement of the preliminary results of the Offer by press release (which IRSA intends to do promptly after the Expiration Date). After the Expiration Date, holders may obtain preliminary proration information from the Information Agent described below and also may be able to obtain the information from their brokers.
The Offer is not conditioned on IRSA obtaining any financing, but is subject to certain customary conditions described in the Offer to Purchase. IRSA, in its sole discretion, may waive any of the conditions of the Offer in whole or in part, at any time or from time to time, in any case pursuant to applicable U.S. and Chilean law or practice. IRSA may extend, amend or terminate the Offer as set forth in the Offer to Purchase.
Computershare Trust Company, N.A., a federally chartered trust company (the “Trust Company”), and Computershare Inc., a Delaware corporation (“Computershare”), as U.S. share tender agent of IRSA for the Shares in the Offer (the Trust Company together with Computershare, the “U.S Share Tender Agent”), is the U.S. Share Tender Agent and ADS Tender Agent, Banchile Corredores de Bolsa S.A. is the Chilean Share Tender Agent, and Georgeson LLC is the information agent for the Offer. Any questions concerning the Offer or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below.
Holders of the Company’s Shares (including those represented by ADSs) are urged to evaluate carefully all information regarding the Offer and to consult their own investment and tax advisors before making a decision as to whether to tender their securities and, if so, how many securities to tender.
This press release is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell securities of the Company. The solicitation of offers to purchase the Company’s Shares (including those represented by ADSs) and specific instructions with respect thereto will only be made pursuant to the Offer to Purchase and related materials. Holders of the Company’s Shares or ADSs should read those materials carefully because they contain important information, including the various terms and conditions of the Offer. Holders of the Company’s Shares or ADSs will be able to obtain copies of the Offer to Purchase and related materials by calling the information agent Georgeson LLC, toll free at +1-888-680-1526 (for holders in North America) or +1-781-575-2137 (for holders outside North America), or by writing the information agent at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, United States of America.